Exhibit 99.1
FROM:     MSA (MSA Safety Incorporated)
Ticker: MSA (NYSE)
Media Contact: Mark Deasy – (724) 741-8570
Investor Relations Contact: Kenneth Krause – (724) 741-8534

MSA Safety Shareholders Re-Elect Three Directors at Annual Meeting
Robert A. Bruggeworth Appointed Independent Lead Director
PITTSBURGH, May 18, 2017 – At its annual meeting of shareholders, held yesterday in Cranberry Township, Pa., global safety equipment manufacturer MSA Safety Incorporated (NYSE: MSA) announced that, based on a majority of shareholder votes, Diane M. Pearse, Chief Executive Officer and President of Hickory Farms, LLC; L. Edward Shaw, Jr., former Senior managing Director of Breeden Capital Management LLC; and William M. Lambert, MSA Chairman, President and CEO, have been re-elected as Directors of the company. Ms. Pearse, Mr. Shaw and Mr. Lambert will each serve for a term of three years.
Following the meeting, the MSA Board appointed Robert A. Bruggeworth, President and Chief Executive Officer of Qorvo, Inc., as Independent Lead Director, succeeding Thomas A. Witmer. Mr. Witmer, retired and former President and CEO of Medrad, Inc., will continue to serve MSA as a Director.
Prior to the meeting, MSA showcased a variety of its latest innovations in safety technology, including its breakthrough integrated thermal imaging camera (iTIC) - a new accessory for the company’s G1 Self-Contained Breathing Apparatus. The iTIC cost effectively puts thermal imaging capabilities in the hands of individual firefighters.

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Also showcased were MSA’s expanded line of best-in-class fall protection equipment, and the recently launched line of Ultima X5000 and S5000 Gas Monitors, which help protect facility infrastructures and workers from combustible and toxic gas hazards, while significantly reducing maintenance requirements and costs.

About MSA

Established in 1914, MSA Safety Incorporated is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company's comprehensive product line is used by workers around the world in a broad range of markets, including the oil, gas and petrochemical industry, the fire service, the construction industry, mining and the military. MSA’s core products include self-contained breathing apparatus, fixed gas and flame detection systems, portable gas detection instruments, industrial head protection products, fire and rescue helmets, and fall protection devices. With 2016 revenues of $1.15 billion, MSA employs approximately 4,300 people worldwide. The company is headquartered north of Pittsburgh in Cranberry Township, Pa., and has manufacturing operations in the United States, Europe, Asia and Latin America. With more than 40 international locations, MSA realizes approximately half of its revenue from outside North America. For more information visit MSA’s web site at www.MSAsafety.com.

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